Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Stephen C. Jumper, CEO and President
James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

SECOND QUARTER 2019 RESULTS

MIDLAND, Texas, August 1, 2019/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its second quarter ended June 30, 2019.

For the quarter ended June 30, 2019, the Company reported revenues of $24,076,000, a decrease of approximately thirty three percent compared to $36,158,000 for the quarter ended June 30, 2018. For the second quarter of 2019, the Company reported a net loss of $11,246,000 or $0.49 loss per common share compared to a net loss of $5,711,000 or $0.25 loss per common share for the second quarter of 2018. The Company reported negative EBITDA of $6,071,000 for the quarter ended June 30, 2019 compared to positive EBITDA of $1,564,000 for the quarter ended June 30, 2018.

For the six months ended June 30, 2019, the Company reported revenues of $75,240,000, a decrease of approximately thirteen percent compared to $86,038,000 for the six months ended June 30, 2018. For the six months ended June 30, 2019, the Company reported a net loss of $11,383,000 or $0.49 loss per common share compared to a net loss of $7,420,000 or $0.32 loss per common share for the six months ended June 30, 2018. The Company reported negative EBITDA of $111,000 for the six months ended June 30, 2019 compared to positive EBITDA of $8,553,000 for the six months ended June 30, 2018.

During the second quarter of 2019, the Company operated a peak of five crews in the United States (“U.S.”), including microseismic operations, and a single small channel count crew in Canada for a short period of time compared to four large channel count crews in the U.S. and four large channel count crews in Canada in the first quarter. Based on currently available information, the Company anticipates operating four to six crews in the U.S. during the third quarter and into early fourth quarter of 2019 and two to four crews in the U.S. later in the fourth quarter of 2019, with limited activity in Canada in the fourth quarter. The Company is currently operating three crews in the U.S. with two additional crews to be deployed in the next few weeks. As in recent quarters, the majority of the Company’s projects are on behalf of multi-client companies in the U.S. with some activity directly for exploration and production companies. The Company continues to implement cost reduction measures and maintain a strong balance sheet.

Capital expenditures for the second quarter were $1,152,000 and total $2,198,000 for the first six months of 2019, primarily for maintenance capital items. The Company’s balance sheet remains strong with $44,861,000 of cash and short term investments and $44,906,000 of working capital as of June 30, 2019. The Company has notes payable and finance leases totaling $9,436,000 as of June 30, 2019.

Stephen C. Jumper, President and Chief Executive Officer, said, “As anticipated in our first quarter press release and conference call, overall crew utilization was lower during the second quarter. We began the quarter with three crews operating and two microseismic projects and ended the quarter with two crews active and three microseismic projects. Channel utilization was markedly lower in the second quarter compared to the first quarter of 2019, as several large channel count projects transitioned into smaller channel count projects during much of the second quarter. Utilization during the second quarter was further impacted by the timing of crew moves and severe wet conditions, primarily in Oklahoma, which limited activity on a large channel count crew for the back half of the quarter. Weather conditions became more favorable in the beginning of the third quarter. Reflected in the second quarter is an accrual of $1,450,000 for severance and retirement package costs related to recent headcount reductions and executive retirements.”

Jumper continued, “We anticipate that both crew and channel count utilization will be improved in the third quarter and into the fourth quarter of 2019 in the U.S. as compared to second quarter levels, with four to six crews operating. In June, we began a large multicomponent project in West Texas utilizing 44,000 three-component units, or 132,000 total channels. Our current inventory of multicomponent channels is sufficient to meet these needs. This project is anticipated to be completed mid-fourth quarter, at which time the multicomponent equipment will redeploy to Canada for the winter season.

Primary areas of operations are in the Permian and Delaware Basins, SCOOP/STACK region of Oklahoma and Austin Chalk area of Southeast Texas. In addition, we have two larger channel count projects in Louisiana and Wyoming, each of which is projected to begin in the late third or early fourth quarter of this year. Bid activity remains intermittent and visibility remains challenging as exploration and production companies continue to evaluate capital spending.”

Jumper concluded, “On June 30, 2019, Wayne Whitener, Executive Vice Chairman of the Company, and Robert Wood, President of our Canadian subsidiary, Eagle Canada, both entered into retirement. Wayne and Rob joined Dawson in February of 2015 when the legacy Dawson Geophysical merged with TGC Industries, where Wayne was Chief Executive Officer and Rob was President of TGC’s Canadian operation, Eagle Canada. Terry Jackson, with forty years of experience in the Canadian seismic industry and ten years with Eagle Canada, will assume the role as president of our operations in Canada. In addition, Wayne has retired from his position as a member of the Board of Directors and the Company has reduced the number of active directors to seven. Wayne and Rob had very distinguished careers and were recognized as highly regarded leaders in the seismic industry. Their tremendous contributions to TGC Industries, Eagle Canada and Dawson Geophysical will be sorely missed. On behalf of the board, shareholders and employees, we wish them well in the next chapter of their lives.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its second quarter 2019 financial results on August 1, 2019 at 9 a.m. CT. Participants can access the call at 1-866-548-4713 (U.S.) and 1-323-794-2093 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through September 1, 2019 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 4489359. The webcast will be recorded and available for replay on Dawson’s website until September 1, 2019.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multicomponent seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 6, 2019. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Operating revenues	$24,076	$36,158	$75,240	$86,038
Operating costs:
Operating expenses	25,324	31,215	66,180	69,974
General and administrative	5,049	3,842	9,593	7,925
Depreciation and amortization	5,325	7,392	11,406	16,070
	35,698	42,449	87,179	93,969

Loss from operations	(11,622)	(6,291)	(11,939)	(7,931)

Other income (expense):
Interest income	151	73	293	110
Interest expense	(122)	(82)	(280)	(170)
Other income	226	463	422	414
Loss before income tax	(11,367)	(5,837)	(11,504)	(7,577)

Income tax benefit	121	126	121	157

Net loss	(11,246)	(5,711)	(11,383)	(7,420)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	174	(220)	383	(549)

Comprehensive loss	$(11,072)	$(5,931)	$(11,000)	$(7,969)

Basic loss per share of common stock	$(0.49)	$(0.25)	$(0.49)	$(0.32)

Diluted loss per share of common stock	$(0.49)	$(0.25)	$(0.49)	$(0.32)

Weighted average equivalent common shares outstanding	23,176,934	22,897,686	23,117,571	22,888,746

Weighted average equivalent common shares outstanding - assuming dilution	23,176,934	22,897,686	23,117,571	22,888,746

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,278	$28,729
Short-term investments	10,583	10,583
Accounts receivable, net	16,590	25,338
Current maturities of notes receivable	65	64
Prepaid expenses and other current assets	8,863	12,311
Total current assets	70,379	77,025

Property and equipment, net	62,582	71,541
Right-of-use assets	7,165	—
Notes receivable, net of current maturities	1,421	1,447
Intangibles, net	382	379
Long-term deferred tax assets, net	287	293

Total assets	$142,216	$150,685

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,922	$5,427
Accrued liabilities:
Payroll costs and other taxes	2,254	1,034
Other	3,698	3,643
Deferred revenue	8,538	10,501
Current maturities of notes payable and finance leases	5,855	6,683
Current maturities of operating lease liabilities	1,206	—
Total current liabilities	25,473	27,288

Long-term liabilities:
Notes payable and finance leases, net of current maturities	3,581	6,097
Operating lease liabilities, net of current maturities	6,494	—
Deferred tax liabilities, net	73	134
Other accrued liabilities	150	150
Total long-term liabilities	10,298	6,381

Operating commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,270,100 and 23,018,441 shares issued, and 23,221,655 and 22,969,996 shares outstanding at June 30, 2019 and December 31, 2018, respectively	233	230
Additional paid-in capital	153,694	153,268
Retained deficit	(45,901)	(34,518)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,581)	(1,964)
Total stockholders’ equity	106,445	117,016

Total liabilities and stockholders’ equity	$142,216	$150,685

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net loss	$(11,246)	$(5,711)	$(11,383)	$(7,420)
Depreciation and amortization	5,325	7,392	11,406	16,070
Interest (income) expense, net	(29)	9	(13)	60
Income tax benefit	(121)	(126)	(121)	(157)
EBITDA	$(6,071)	$1,564	$(111)	$8,553

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net cash provided by operating activities	$13,636	$12,084	$12,069	$12,838
Changes in working capital and other items	(19,143)	(10,190)	(10,906)	(3,720)
Noncash adjustments to net loss	(564)	(330)	(1,274)	(565)
EBITDA	$(6,071)	$1,564	$(111)	$8,553